LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, as amended (the “Agreement”). RIC hereby advises you that it is creating a new fund to be named the Russell Strategic Call Overwriting Fund (the “New Fund”). RIC desires RFSC to provide administrative services to the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged by RFSC in return for its services shall be as set forth in Section 6A of the Agreement, per the Letter Agreement dated April 24, 2012 and effective July 1, 2012.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2012.

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh
President